UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Leidos Holdings, Inc.

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LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2014

The annual meeting of stockholders of Leidos Holdings, Inc., a Delaware corporation, will be held at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia on Friday, June 6, 2014, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.leidos.com). In addition, the Leidos Proxy Statement and the Leidos 2014 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect eight directors;

2.	To approve, by an advisory vote, executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 9, 2014, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Raymond L. Veldman

Corporate Secretary

Reston, Virginia

April 25, 2014

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern) on June 6, 2014

• Place:	Hyatt Regency Reston 1800 Presidents Street Reston, Virginia 20190

• Record Date:	April 9, 2014

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of eight directors	FOR EACH NOMINEE	5
Advisory vote on executive compensation	FOR	20
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	43

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation

David G. Fubini	60	2013	Director Emeritus of McKinsey & Company, Inc.; Senior Lecturer, Harvard Business School

John J. Hamre	63	2005	Chief Executive Officer and President of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)

Miriam E. John	65	2007	Former Vice President of Sandia National Laboratories; member of Defense Science Board

John P. Jumper	69	2007	Chair of the Board and Chief Executive Officer; Retired U.S. Air Force General; former Chief of Staff of the U.S. Air Force and former member of the Joint Chiefs of Staff

Harry M.J. Kraemer, Jr.	59	1997	Executive partner of Madison Dearborn Partners, LLC; professor at the Kellogg School of Management at Northwestern University; former Chairman, Chief Executive Officer and Chief Financial Officer of Baxter International, Inc.

Lawrence C. Nussdorf	67	2010	President and Chief Operating Officer of Clark Enterprises, Inc.

Robert S. Shapard	58	2013	Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC

Noel B. Williams	59	2013	Retired President of HCA Information Technology & Services, Inc.

Compensation Highlights

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

•	pay for performance by tying a substantial majority of an executive’s compensation to the attainment of specific performance measures;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of our stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

Ethics and Corporate Responsibility Highlights

The Leidos Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good citizen in our communities. About 25 years ago, the Board established an Ethics and Corporate Responsibility Committee, which evidences our unwavering commitment to high ethical standards. Our corporate responsibility extends beyond the important contributions we make as a company from solving technical challenges of national and global importance and includes the following:

•

Supporting Science-Oriented Education – We lead and support a number of programs promoting K-12 STEM (science, technology, engineering and mathematics) education and also maintain an active university relations program.

•	Supporting our Troops – We honor those who serve our country in the armed services by supporting our military service personnel and their families in a variety of activities.

•

Supporting the Environment – Careful stewardship of energy and water resources while managing, minimizing and measuring our waste and greenhouse gas emissions is an essential part of our overall approach to sustainability.

Corporate Governance Highlights

Board Independence

• Independent Directors	8 of 9

• Lead Director	Lawrence C. Nussdorf

• Mandatory Retirement Age	75
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Full Board Meetings	13
• Independent Director Only Sessions	5
Board Committee Meetings in Last Fiscal Year
• Audit	9
• Classified Business Oversight	3
• Ethics and Corporate Responsibility	3
• Finance	9
• Human Resources and Compensation	8
• Nominating and Corporate Governance	3

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.leidos.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees, including the Principal Executive Officer and Senior Financial Officers
• Charters for Board Committees
• Chair of the Board Position Description
• Independent Lead Director Position Description

Leidos Holdings, Inc.

Proxy Statement

LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2014

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia, on Friday, June 6, 2014, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 25, 2014.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Background Information

On September 27, 2013, we completed the spin-off of our technical, engineering and enterprise information technology services business into an independent publicly-traded company named Science Applications International Corporation (“New SAIC”). In connection with the spin-off, we changed our name to Leidos Holdings, Inc.

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 9, 2014 are entitled to notice of, and to vote at, the annual meeting. As of April 9, 2014, there were 75,329,010 shares of common stock outstanding. We have no other class of capital stock outstanding.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification.

•

If you received your proxy materials via U.S. mail, your admission ticket is attached to your proxy and voting instruction card. Please detach the admission ticket and bring it with you to the meeting.

•	If you vote electronically through the Internet, you can print an admission ticket from the online site.

•

If you hold shares through an account with a bank or broker, you should bring a letter or a recent account statement showing that you owned Leidos common stock in your account as of the record date. This will serve as your admission ticket.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 9, 2014 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 9, 2014, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015;

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the Hyatt Regency Reston, in Reston, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 5, 2014. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 3, 2014.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 25, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees for Director

At the annual meeting, eight directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2014 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

DAVID G. FUBINI Age: 60 Director Since: 2013 Leidos Committees: • Finance • Human Resources & Compensation	Public Directorships: • Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School. Previously, he was a Senior Director of McKinsey & Company where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, and the past leader of the North American Organization Practice as well as the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board.

PROPOSAL I—ELECTION OF DIRECTORS

JOHN J. HAMRE Age: 63 Director Since: 2005 Leidos Committees: • Classified Business Oversight (Chair) • Nominating & Corporate Governance	Public Directorships: • Science Applications International Corporation

Former Directorships Held During Past 5 Years:
	• ITT Industries, Inc. • Oshkosh Corporation	• Exelis, Inc. • Xylem, Inc.

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. He currently serves as Chairman of the Defense Policy Board Advisory Committee.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

MIRIAM E. JOHN Age: 65 Director Since: 2007 Leidos Committees: • Classified Business Oversight • Human Resources & Compensation (Chair) • Nominating & Corporate Governance

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a Senior Fellow of the Department of Defense’s Defense Science Board and a member of its Threat Reduction Advisory Committee. She chairs the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory. She a Senior Fellow the California Council on Science and Technology. She has been elected a National Associate of the National Academies.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide our Board with critical perspectives on technical, national security and organizational issues important to our business.

PROPOSAL I—ELECTION OF DIRECTORS

JOHN P. JUMPER Chairman and Chief Executive Officer
Age: 69	Public Directorships:
Director Since: 2007	• NACCO Industries, Inc.
Leidos Committees:	• Hyster-Yale Materials Handling, Inc.
• Classified Business Oversight	Former Directorships Held During Past 5 Years:
• Ethics & Corporate Responsibility	• Jacobs Engineering Group, Inc.	• Goodrich Corp.
	• WESCO Aircraft Holdings, Inc.	• Somanetics Corp.
• Tech Team Global, Inc.

Mr. Jumper has served as our Chief Executive Officer since March 2012 and Chairman of the Board since June 2012, after having served as an independent director since 2007. General Jumper retired from the U.S. Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, he was the Chief of Staff of the U.S. Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of 750,000 active-duty, Air National Guard, Air Force Reserve and civilian forces serving around the world. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President.

Mr. Jumper’s proven leadership ability and management skills, demonstrated by his previous service as the highest-ranking officer in the U.S. Air Force, and his expertise in defense and intelligence matters are valuable to our Board. His experience gives him a unique understanding of the needs of our largest customers. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

HARRY M.J. KRAEMER, JR. Age: 59 Director Since: 1997 Leidos Committees: • Audit (Chair) • Human Resources & Compensation	Public Directorships: • Catamaran Corp. • Sirona Dental Systems, Inc. • VWR International

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004, and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

PROPOSAL I—ELECTION OF DIRECTORS

LAWRENCE C. NUSSDORF Lead Independent Director Age: 67 Director Since: 2010 Leidos Committees: • Audit • Nominating & Corporate Governance (Chair)	Public Directorships: • Pepco Holdings, Inc. Former Directorships Held During Past 5 Years: • Capital Source, Inc.

Mr. Nussdorf has served since 1998 as President and Chief Operating Officer of Clark Enterprises, Inc., a privately held real estate, construction and investment company whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf is responsible for all aspects of Clark Enterprises’ financial, investment and legal activities and directs the company’s business strategies for growth and diversification.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board and our Finance and Audit committees. He is an “audit committee financial expert” as defined in SEC rules.

ROBERT S. SHAPARD Age: 58 Director Since: 2013 Leidos Committees: • Audit • Finance (Chair)

Mr. Shapard has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business, particularly as we seek to enhance our commercial energy and infrastructure business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as Chair of our Board’s Finance Committee and as a member of the Audit Committee. He is an “audit committee financial expert” as defined in SEC rules.

PROPOSAL I—ELECTION OF DIRECTORS

NOEL B. WILLIAMS Age: 59 Director Since: 2013 Leidos Committees: • Ethics and Corporate Responsibility • Finance

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 30 years of experience in healthcare IT, most with HCA. She spent 16 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors, except for John P. Jumper because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

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•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

•

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 7 to 14 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by John P. Jumper, who also is our Chief Executive Officer. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas in consultation with the Lead Director, the Corporate Secretary and other directors as appropriate;

•

coordinating with the Lead Director and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and ensuring that meetings are conducted efficiently and effectively;

•	calling special meetings, if necessary;

•	facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

•	developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors;

•	helping to ensure that action items established by the Board are tracked and appropriate follow-up action is taken as necessary;

•	making recommendations to the Nominating and Corporate Governance Committee as to committee membership and committee chairs, for approval by the Board;

•	working with committee chairs to ensure that each committee functions effectively and keeping the Board apprised of actions taken;

•	being authorized to attend all committee meetings, as appropriate;

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•	chairing annual and special meeting of stockholders;

•	collaborating with the Nominating and Corporate Governance Committee in identifying and recruiting new Board members; and

•	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board and its committees, including the performance of individual directors.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 8 of our 9 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors. In addition, in the event that the Chair of the Board is not an independent director, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

•	reviewing and providing input to the Chair and Corporate Secretary regarding meeting agendas and the annual schedule of meetings;

•	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

•	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

•	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

•	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

•	being authorized to attend all committee meetings, as appropriate;

•	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

•	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

•	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

•	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board of Directors and its committees, including the performance of individual directors;

•	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

•	performing such other duties as the Board may determine from time to time.

Currently, Lawrence C. Nussdorf serves as our independent Lead Director.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

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Board of Directors Meetings and Committees

During fiscal 2014, the Board of Directors held 13 meetings of the entire Board. The independent directors met five times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2014, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors attended the 2013 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Audit Committee

The current members of the Audit Committee are Harry M.J. Kraemer, Jr. (Chair), Anita K. Jones, Lawrence C. Nussdorf and Robert S. Shapard. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Harry M.J. Kraemer, Jr., Lawrence C. Nussdorf and Robert S. Shapard qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

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Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

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Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; obtain and review a report by the independent registered public accounting firm that describes our internal quality-control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

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Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

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Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

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•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

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Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held nine meetings during fiscal 2014.

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), John P. Jumper and Miriam E. John. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

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regular reports from our Special Projects Committee, comprised of management and outside experts in intelligence and security, regarding classified programs involving special operational or reputational risks;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held three meetings during fiscal 2014.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Anita K. Jones (Chair), John P. Jumper and Noel B. Williams. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of, and any requests for waivers under, our Code of Ethics for Principal Executive Officer and Senior Financial Officers;

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reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held three meetings during fiscal 2014.

Finance Committee

The current members of the Finance Committee are Robert S. Shapard (Chair), David G. Fubini, Lawrence C. Nussdorf and Noel B. Williams. The responsibilities of the Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, payment of dividends, stock repurchases and related matters;

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financial projections (including any financial guidance) and general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

•	mergers, acquisitions and strategic transactions;

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•	proposed offers for the purchase or acquisition of all or substantially all of our stock or assets;

•	investor relations programs and policies;

•	the funding status of the defined-benefit plan of one of our international subsidiaries and the overall financial impact of our benefit plans; and

•	any other transactions or financial issues that the Board or management would like the Committee to review.

In addition, the Finance Committee has the authority to approve:

•	credit facilities, borrowing agreements, letters of credit, bank guarantees and similar arrangements;

•	capital contributions to subsidiaries of the company;

•	foreign exchange contracts and modifications to the company’s foreign exchange policies;

•	interest rate hedging programs; and

•	modifications to the company’s investment policies and allocation of funds among investment strategies.

The Finance Committee held nine meetings during fiscal 2014.

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Miriam E. John (Chair), David G. Fubini and Harry M.J. Kraemer, Jr. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	exercising all rights, authority and functions reserved to them under all of our stock, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our human resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.

The Human Resources and Compensation Committee held eight meetings during fiscal 2014.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement;

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

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Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Lawrence C. Nussdorf (Chair), John J. Hamre and Miriam E. John. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the Board’s committees;

•	reviewing and developing long-range plans for our Chief Executive Officer and management succession;

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developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held three meetings during fiscal 2014.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement beginning on page 10 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that

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person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board of Directors granted an exemption to allow John P. Jumper to remain on the Board after assuming the position of our Chief Executive Officer.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both Leidos and Leidos, Inc.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2014, our directors were paid an annual retainer of $50,000 and the Chair of each committee of the Board was paid an additional annual retainer of $10,000, except for the Chair of the Audit Committee who was paid an additional annual retainer of $15,000. The independent Lead Director also receives an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors receive annual equity awards under our equity incentive plan. For fiscal 2014, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted stock units of common stock and one-third was in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans. The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in fiscal 2014. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2014. In June 2013, the number of shares and the exercise prices of all outstanding options were adjusted to preserve the economic value in connection with the payment of a special dividend by us. Further, in connection with the spin-off, all of the equity awards held by our directors were bifurcated and converted into awards denominated in our common stock and awards denominated in the common stock of New SAIC based the relative ratios of each company’s value as of the date of the spin-off. In this way, directors would not be motivated to favor one company over the other in making decisions related to the spin-off as they would have an equity stake in both companies. As a result, approximately 69% of equity awards held by our directors were converted into equity awards denominated in our common stock and approximately 31% of equity awards held by our directors were converted into equity awards denominated in the common stock of New SAIC. Further, account balances in the Key Executive Stock Deferral Plan for our directors who remained as our directors after the spin-off

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were adjusted to preserve the same value immediately after the spin-off that each share unit had before the spin-off. All information regarding directors’ compensation in the following tables is shown on a post-adjustment basis as a result of the special dividend and the spin-off transaction.

Name (1)	Fees earned or paid in cash ($) (4)	Stock awards ($) (5)	Option awards ($) (6)	Total ($)
France A. Córdova (2)	75,500	100,007	50,001	225,508
Jere A. Drummond (2)	79,000	100,007	50,001	229,008
Thomas F. Frist, III (2)	95,000	100,007	50,001	245,008
David G. Fubini	28,500	100,038	50,005	178,543
John J. Hamre (2)	84,000	100,007	50,001	234,008
Miriam E. John	112,000	100,007	50,001	262,008
Anita K. Jones	110,000	100,007	50,001	260,008
Harry M. J. Kraemer, Jr.	127,000	100,007	50,001	277,008
Lawrence C. Nussdorf	141,500	100,007	50,001	291,508
Edward J. Sanderson, Jr. (2)	101,000	100,007	50,001	251,008
Robert S. Shapard	25,000	100,038	50,005	175,043
Noel B. Williams	28,500	100,038	50,005	178,543
A. Thomas Young (3)	57,000	—	—	57,000

(1)	John P. Jumper, our Chief Executive Officer, is not included in this table because he received no additional compensation for his services as a director.

(2)	Upon the consummation of the spin-off, Dr. Cordova and Messrs. Drummond, Frist and Sanderson resigned as Directors and joined the Board of Directors of New SAIC and Mr. Hamre serves on both our Board and the Board of New SAIC.

(3)	Mr. Young retired in June 2013.

(4)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the trading day prior to the day of deferral on a quarterly basis. In fiscal 2014, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Jere A Drummond	30,000	843
John J. Hamre	75,000	1,753
Miriam E. John	107,000	2,585
Harry M.J. Kraemer, Jr.	127,000	3,066

(5)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 11 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 27, 2014. For fiscal 2014, each of our non-employee directors received restricted stock units with a grant date fair value of approximately $100,000, with the majority of grants made on the scheduled annual grant date of June 7, 2013. However, new board members Mr. Fubini, Mr. Shapard and Mr. Williams received grants on December 13, 2013.

At the end of fiscal 2014, the following non-employee directors held the following number of unvested stock units and dividend equivalents, including unvested stock units and dividend equivalents in our Key Executive Stock Deferral Plan:

Name	Unvested stock units
Jere A. Drummond	1,843
Thomas F. Frist, III	1,843
David G. Fubini	2,482
Anita K. Jones	1,843
Lawrence C. Nussdorf	1,843
Edward J. Sanderson, Jr.	1,843
Robert S. Shapard	2,482
Noel B. Williams	2,482

(6)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 11 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 27, 2014. Option awards granted to directors in prior to fiscal 2014 vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant and option awards granted to directors in fiscal 2014 vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

CORPORATE GOVERNANCE

During fiscal 2014, our non-employee directors were each issued options to purchase shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2014, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
France A. Córdova	24,642
Jere A. Drummond	24,642
Thomas F. Frist, III	24,642
David G. Fubini	7,497
John J. Hamre	24,642
Miriam E. John	24,642
Anita K. Jones	24,642
Harry M. J. Kraemer, Jr.	24,642
Lawrence C. Nussdorf	22,821
Edward J. Sanderson, Jr.	24,642
Robert S. Shapard	7,497
Noel B. Williams	7,497
A. Thomas Young	27,006

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2014 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Independent Directors, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors will be forwarded to the Chair of the Board and to the Lead Director. Communications sent to the independent directors as a group will be forwarded to the Lead Director.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on the following page, which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to

•

pay for performance by tying a substantial majority of an executive’s compensation to the attainment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of Leidos stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board of Directors.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis or “CD&A” and the tables and narrative that follow provide important information about our executive compensation programs. In this proxy statement, the term “named executive officers” refers to the executive officers named in the executive compensation tables, who for fiscal 2014 were the following:

•	John P. Jumper—Chief Executive Officer

•	Mark W. Sopp—Executive Vice President and Chief Financial Officer

•	K. Stuart Shea—Former Chief Operating Officer [1]

•	Lewis F. Von Thaer—President, National Security Sector

•	Vincent A. Maffeo—General Counsel

•	Joseph W. Craver, III—Former President, Health and Engineering Sector [1]

[1]	Mr. Shea’s employment with the company terminated effective April 6, 2014 and Mr. Craver’s employment with the company terminated effective January 31, 2014.

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of our Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

Executive Summary

Fiscal 2014 Programs and Our Pay for Performance Philosophy

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of financial performance goals or stock value appreciation through annual incentive bonuses, stock options and performance-based equity awards. Our fiscal 2014 programs were executed on our pay-for-performance philosophy, with the Committee establishing performance targets that measured revenues, operating income, days working capital, net annual bookings, internal revenue growth and growth in diluted earnings per share. The Committee designed this year’s annual incentive program to measure primarily quantitative or objective performance, with 80% of results measured against pre-established financial targets. While financial performance is the most significant factor, personal performance goals, and other factors—such as leadership behaviors based on ethics, integrity, and collaboration—also impacted the payout for our fiscal 2014 annual cash incentive program. The Committee believes these personal performance goals and leadership behaviors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities, and ultimately drive long-term value for stockholders. Although the Committee reviews and certifies financial results as part of the process for determining payouts under our cash incentive and performance share programs, the amount of compensation awarded to executives is ultimately determined at the Committee’s discretion and is based on what the Committee believes is in the best interests of stockholders.

The Committee continued its practice of awarding a majority of total target compensation to the named executive officers in the form of variable, performance-based incentive compensation, with only a small portion of the total potential compensation provided in the form of base salary. For fiscal 2014, 83% of total targeted direct compensation for our Chief Executive Officer, Mr. Jumper, was linked directly to performance, with only 17% paid as salary. For our other named executive officers, the figure tied to financial performance represented 71% to 79% of their respective targeted compensation. Please refer to the Compensation Mix Chart on page 26 below for details.

Business Environment, Performance and Impact on Compensation in Fiscal 2014

We generate the majority of our revenues from contracts with the U.S. government, particularly the Department of Defense. Our service and product offerings and capabilities are therefore largely aligned with current and future budget priorities of the U.S. government. In general, our business performance is subject to changes in the overall level of U.S. government spending, especially national security spending. During fiscal 2014, the mandated sequestration cuts and the failure of Congress to pass a timely budget (which resulted in a shutdown of the federal government in October 2013) combined to create increasing pressure on our government customers to hold or reduce spending. Even where the budget was available, government contracting actions were delayed. In addition, the shift that was already underway in fiscal 2013 to multiple-award contracts and to award criteria emphasizing low price, technically acceptable basis, exacerbated competition and increased pricing pressure. Sequestration and the government shutdown also had a negative effect on our commercial health business. Customers in that market are heavily reliant on Medicare and Medicaid income to fund their operations and found those payments delayed significantly, resulting in delays in utilizing our contracted services. Additionally, our financial performance was negatively affected by transaction expenses and infrastructure costs related to the spin-off transaction discussed below, intangible asset impairment charges and bad debt expenses related to receivables for two energy design-build construction projects.

COMPENSATION DISCUSSION & ANALYSIS

Overall, these events and market conditions contributed to weaker performance in fiscal 2014 than anticipated, and resulted in the payment of compensation below the targets previously established by the Committee.

Our annual cash incentive payouts were particularly impacted by our below target financial results. In making bonus determinations, the Committee reviewed performance for the first half of the year separately from performance for the second half of the year to account for the mid-year spin-off transaction described below. For the first half of the year, consolidated revenue was slightly above target at 101%, average days working capital performance was below target level at 89%, and operating income performance was below target level at 92%. For the second half of the year, no payout was approved with respect to financial results due our failure to meet threshold operating income goals. These results, combined with the personal performance assessment score for the full year, resulted in average annual bonus payments of approximately 60% of our executive’s targeted bonuses.

The alignment of pay with performance in our executive programs, and through the decisions of our Committee, is clear: after a year of below target results, our executives received compensation significantly below target levels.

Impact of Spin-off Transaction on Compensation Programs

On September 27, 2013, we completed the spin-off of our technical services and enterprise information technology services businesses into a new, independent, publicly traded company named Science Applications International Corporation (“New SAIC”). The spin-off was designed to allow us to expand the addressable market for our offerings that were previously constrained by regulations governing organizational conflicts of interest, which generally prohibit companies from selling products to the U.S. Government under a particular program if the company also provides certain services under the same program. In addition, the discrete services business that is now part of New SAIC had different financial and operational requirements than our product businesses, and the spin-off allows us to better focus management’s attention on our core businesses. New SAIC previously comprised a significant portion of our overall business operations and, as a result of the spin-off, the assets, liabilities, results of operations and cash flows of New SAIC have been classified as discontinued operations in our financial statements.

In fiscal 2014, the Committee approved adjustments to our compensation programs and outstanding awards to account for the impact of the spin-off that occurred during the year. In summary, these adjustments included the following actions:

•	ongoing performance periods and related performance targets were adjusted in order to account for the spin-off transaction;

•

the Committee did not grant performance share awards with a three-year performance cycle, and instead granted performance restricted stock units (“PRSUs”) with a net annual bookings performance goal and vesting three years after the grant;

•

for employees, including executive officers, the number of previously granted restricted stock awards and restricted stock unit awards (“RSUs”), and exercise price and number of shares underlying stock options, were adjusted to preserve the intrinsic value of the awards; and

•

the Committee granted equity transition awards to key personnel, including our executive officers, to reward extraordinary efforts in connection with the spin-off and to enhance retention of key personnel necessary to help ensure a smooth transition following the spin-off.

More details regarding these compensation decisions are included in the relevant sections of the CD&A below discussing our executive’s annual incentive awards and long-term incentive awards.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

•	total compensation for executives targeted at competitive market median levels;

•	stock ownership guidelines that require executive officers to accumulate and hold SAIC shares with a value of at least five times their base salary;

•

a “clawback” policy that permits the Committee to recover incentive compensation if there is a material restatement of our financial results for any reason, or if the executive was involved in misconduct;

•	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

•	no special or supplemental pension, health or death benefits for executives; and

•

a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment with the company must terminate under certain conditions following a change in control to receive benefits).

COMPENSATION DISCUSSION & ANALYSIS

Stockholder Advisory Vote

At our last annual stockholders’ meeting in June 2013, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 82% of stockholder votes cast in favor of our 2014 say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2014, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that, along with the pending spin-off transaction, influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2011 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Elements and Objectives of Our Compensation Program

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provide medium- and long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. As previously discussed, we granted three-year PRSUs for fiscal 2014 in lieu of performance share awards due to the difficulty of setting performance goals in light of the mid-year spin-off transaction. We intend to resume granting three-year performance share awards in fiscal 2015 for 50% of the total long-term incentive value for executive officers. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

The following chart summarizes the relevant performance measures and time frames used to assess our variable pay elements for fiscal 2014:

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits if their employment is terminated under certain conditions following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (salary, annual and long-term incentives) to be awarded to our executive officers, the Committee considers the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year.

COMPENSATION DISCUSSION & ANALYSIS

At the beginning of each fiscal year, the Committee reviews and approves:

•	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

•

the payout range for performance share awards, if any, that may be earned for the three-year performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards for the relevant performance period will be determined; and

•	the mix and amount of equity incentive awards (including any performance share awards, PRSUs, time-vested restricted stock units and stock options) to be granted to our executive officers.

In approving payout ranges, the Committee determines the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares that are earned based upon the achievement of the predetermined performance goals and criteria for the three-year performance cycle just completed.

Company and Operational Sector Performance

Our overall performance (or a combination of company and sector performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s or sector’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a factor in setting base salaries, and individual contributions to the achievement of our enterprise goals and leadership behaviors determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Executive Vice President for Human Resources. The Committee also considers market data and information provided by its independent compensation consultant. Executive officers do not propose their own compensation. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal performance goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors. Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and certain other financial and operating goals. The payout of the portion of the incentive payment related to personal performance goals is multiplied by a factor (which may range from 50% to 125%), which reflects the Committee’s assessment of the executive officer’s leadership behaviors.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer. The Chief Executive Officer does not propose his own compensation.

Comparable Market Compensation

The Committee compares the amount of direct compensation we provide to our executive officers to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation (including salary and cash and equity incentives) we provide to our executive officers. For fiscal 2014, Frederic W. Cook & Co. compared each element of direct compensation we provide to members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.”

COMPENSATION DISCUSSION & ANALYSIS

Our compensation peer group is periodically reviewed and updated. The compensation peer group for fiscal 2014 was reviewed by the Committee in February 2013. Peer group companies are chosen for having a similar industry focus as ours, and for competing with us for talent and stockholder investment. Furthermore, the compensation peer group is structured so that no company within the survey has annual revenues or a market cap greater than three times or less than approximately one-third of ours. In anticipation of our spin-off of New SAIC, the Committee established two separate compensation peer groups—one calibrated to our company pre-spin, and the other calibrated to us as a smaller company post-spin.

Our Pre-Spin Compensation Peer Group (same as fiscal 2013)

• Accenture, Ltd.	• General Dynamics Corporation	• Northrop Grumman Corporation
• AECOM Technology Corporation	• Harris Corporation	• Raytheon Company
• CGI Group, Inc.	• Jacobs Engineering Group Inc.,	• Rockwell Collins, Inc.
• Computer Sciences Corporation	• KBR, Inc.	• Unisys Corporation
• Exelis Inc.	• L-3 Communications Holdings, Inc.	• URS Corporation

Our Post-Spin Compensation Peer Group

• AECOM Technology Corporation	• Computer Sciences Corporation	• Mantech International
• Alliant Techsystems	• Exelis Inc.	• Rockwell Collins, Inc.
• CACI International	• Harris Corporation	• TetraTech
• Cerner	• Jacobs Engineering Group Inc.	• URS Corporation
• CGI Group	• L-3 Communications Holdings, Inc.

For purposes of setting pay for full fiscal 2014, the Committee considered market data from both peer groups. On average, we compared at the 42nd percentile of our pre-spin compensation peer group and at the 49th percentile of our post-spin compensation peer group for revenues and market capitalization.

In addition to the compensation peer group, the Committee reviewed multiple broad-based third-party surveys and other information compiled by its independent consultant, Frederic W. Cook & Co., regarding levels of the compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Sector Presidents, we compared the compensation we provide against compensation received by managers of operating units or subsidiaries of similar size to our sectors.

The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•

target overall compensation for our executive officers at the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median; and

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer, or to address retention concerns.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Mix Chart

The chart below depicts each principal element of targeted compensation as a percentage of total fiscal 2014 targeted direct compensation for our active named executive officers:

As indicated above, base salary or “fixed” compensation represents a smaller portion of total direct compensation than “variable” or performance-based compensation (variable compensation includes target short-term annual cash incentives plus annual long-term equity grants consisting of stock options and PRSUs). Total direct compensation is defined as base salary plus target STI plus long-term equity grants. The allocation of a meaningful portion of compensation to cash incentive awards or STI—ranging from 20% to 25% of total direct compensation—demonstrates the Committee’s belief that a substantial portion of total direct compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of annual compensation in the form of stock options and PRSUs—ranging from 46% to 63% of total direct compensation—reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executive officers with those of our stockholders. We believe that a combination of PRSUs and stock options provides an appropriate balance of medium and long-term incentives.

The various amounts of compensation provided to our named executive officers for fiscal 2014 are set forth in more detail in the tables in this proxy statement under the caption “Executive Compensation.” The allocation of PRSUs and stock options in the chart above are based on the grant date fair value of these awards. The actual value realized under these awards will be based on future financial performance and our stock price.

Compensation Decisions for Fiscal 2014

Base Salary

In approving the fiscal 2014 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels for comparable positions in the compensation peer group based on proxy and survey data which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels. Individual executive officers may have base salaries that are slightly above or below the median of the market. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

Fiscal 2014 Annual Cash Incentive Awards

The cash incentive awards paid to our executives for performance during fiscal 2014 were based on the achievement of pre-established goals for the performance period beginning on February 1, 2013 and ending on January 31, 2014. Cash incentive awards for our executives were based on the financial metrics score, as calculated below, as well as the achievement of personal performance goals during the full fiscal year. The Committee reserved the discretion to pay less than formulaically calculated amounts, based on an evaluation of any factors or considerations they believe are relevant.

In evaluating fiscal 2014 financial performance, the Committee reviewed actual performance results against targeted performance levels. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s compensation. Any circumstance considered relevant by board members can be a factor in the

COMPENSATION DISCUSSION & ANALYSIS

determination, including the degree of success and the difficulty of achieving personal performance goals and his or her leadership behavior. Ultimately, weighted average scores for financial and personal objectives were determined and applied against the target bonus applicable to such objectives to determine a formula-based bonus amount.

In March 2014, based on its certification of financial results, and its review of personal performance during the year, the Committee determined that payment of below-target compensation under our annual cash incentive programs for fiscal 2014 was appropriate, with active named executive officers receiving, on average, cash payouts equal to 60% of their annualized targets. Actual cash incentive award amounts paid to the named executive officers are provided in the chart below, as reported in the Summary Compensation Table on page 34.

Determination of Annual Cash Incentive Awards. In the first quarter of fiscal 2014, the Committee approved the threshold, target and maximum bonus amounts for each executive as shown in the chart below, as well as the performance goals and criteria upon which awards would be determined. The Committee set goals for each of the four quarters for fiscal 2014 at its March 2013 meeting. Mr. Craver did not receive a bonus for fiscal year 2014 as a result of his termination of employment with the company. He is therefore not included in the following discussion. Mr. Von Thaer joined the Company in June 2013. As part of the recruitment process, Mr. Von Thaer was guaranteed a minimum annual cash incentive for fiscal 2014 in the amount of $500,000. As a result, his bonus is also not included in the discussion below—and the metrics, goals and results provided are solely at the enterprise level as they relate to Mr. Jumper, Mr. Sopp, Mr. Shea and Mr. Maffeo exclusively:

	Enterprise level goals (in $ millions, except DWC)
	Q1 Goal	Q2 Goal	Q3 Goal	Q4 Goal
Financial Goals
Consolidated Revenue	$2,618	$2,511	$2,660	$2,612
Operating Income	$116	$121	$213	$224
Average Days Working Capital (DWC)	41	42	44	45

The Committee set the target payout amount for the full fiscal year at 117% of base salary, or $1,400,000, for the Chief Executive Officer and between 87% and 100% of base salary for the other named executive officers. No bonus was payable for performance below threshold goals; payouts were structured to range from 54% of target (threshold achievement on every metric) to 157.5% of target (maximum achievement on every metric), including the portion on personal performance.

Because the financial goals are considered the most important factors and are objectively measurable, we weigh these goals more heavily and they represent 80% of any potential payout. To the extent that performance for a financial metric was less than 80% of our annual operating plan (threshold performance), no bonus amount would be paid with respect to that metric. Payouts for financial goals ranged from 60% at threshold performance (80% of objective achieved) to 150% at maximum performance (125% of objective achieved).

We believe that individual contributions towards other enterprise goals contribute to the achievement of our financial goals over time. Therefore, such non-formulaic goals represent 20% of any potential payout to encourage individual efforts in an array of areas that should ultimately lead to improved financial performance for the company. The payout range for the personal performance goals is also 60% at threshold and 150% at maximum. In addition, we believe that the way in which our executive officers achieve their results should be measured against desired leadership behaviors. Therefore, the Committee determined that the payout for the portion of the incentive payment related to the personal performance goals (20%) would be multiplied by a factor ranging from 50% to 125%, reflecting its assessment of the executive officer’s leadership behaviors.

The chart below provides individual payout amounts at threshold, target and maximum, as well as the actual payout amounts for the fiscal 2014 annual cash incentive program:

	Threshold Award (54% of Target)	Target Award	Maximum Award (157.5% of Target)	Actual Award	Actual Award as a % of Target
John P. Jumper	$756,000	$1,400,000	$2,205,000	$774,000	55%
Mark W. Sopp	$324,000	$600,000	$945,000	$298,000	50%
K. Stuart Shea	$391,500	$725,000	$1,141,875	$437,000	60%
Vincent A. Maffeo	$270,000	$500,000	$787,500	$383,000	77%

The financial metrics for the fiscal 2014 annual cash incentive were based on consolidated revenue, operating income, and average working days capital. Revenue and operating income were included as financial goals because they most directly align with our growth strategy and we believe they generally are strongly correlated with potential stockholder value. We employ average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units. In addition to the financial goals set for each metric, the Committee set an overall threshold based on achievement of 70% of the operating income goal in our annual plan. Failure to achieve this threshold level of achievement will result in no payout with respect to the 80% of the annual incentive plan based on financial metrics.

COMPENSATION DISCUSSION & ANALYSIS

In October, the Committee reviewed performance through the end of the second fiscal quarter completed at the time of the spin-off transaction, as contemplated when the program was established in March 2013. Because we met the operating income goal threshold of 70% with respect to the first two quarters, the Committee certified a payout of 88.1% with respect to the first half of the fiscal year based on our consolidated revenue, operating income and average days working capital results, as provided in the chart below. The target for the second half of the year was determined based on the original goals set in March 2013 adjusted for discontinued operations. However, because we failed to achieve the threshold level of operating income performance for the second half of fiscal 2014, there was no payout with respect to our financial performance metrics related to this period. This resulted in an average financial score for the full fiscal year of 44.1%. The scores from the personal performance goal assessments were applied across the entire fiscal year.

	Weighting	Target for First Half of FY14 (in millions)	Actual Results (First Half)	Percentage of Goal Achieved	Raw Score	Weighted Score First Half	Target for Second Half of FY14 (in millions)	Full Year Weighted Score
Financial Goals
Consolidated Revenue	30%	$5,129	$5,180	101.0%	102.0%	30.6%	$3,219	15.3%
Operating Income	50%	$237	$218	92.0%	83.7%	41.8%	$334	20.9%
Average Days Working Capital	20%	See DWC Calculations Below			78.5%	15.7%	See Below	7.8%
Total Weighting for Financial Goals:	80%					88.1%		44.1%
Total Weighting for Personal Goals:	20%

DWC Calculations
Quarter	Actual	Plan	% Achieved	% Payout
Q1	46.0	41.0	89.1%	78.3%
Q2	47.0	42.0	89.4%	78.7%
Q3	34.0	44.0	N/A	0.0%
Q4	45.0	45.0	N/A	0.0%
		Average	89.2%	78.5%

Long-Term Incentive Awards

Consistent with last year, 25% of the targeted total value of equity awards for our executive officers was granted in the form of stock options. Different than last year, the remaining 75% was awarded in the form of PRSUs rather than a combination of performance share awards and RSUs. Equity awards are granted primarily to motivate future performance and for retention purposes. The actual grant amounts are determined based on market data and our consideration of each executive officer’s level of experience, position and responsibilities. The Committee approved annual long-term incentive awards for our executive officers in March 2013.

Fiscal 2014 Stock Options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term.

Each executive officer received a grant of stock options on April 5, 2013. Twenty percent (20%) of the options vest on each of the first three anniversaries of grant date, with the final 40% vesting on the fourth anniversary of grant date. Options expire on the seventh anniversary of grant date.

Fiscal 2014 Performance Restricted Stock Awards. Equity awards that vest contingent upon the achievement of pre-established financial goals help to ensure that a significant portion of an executive’s total annual compensation is aligned with our performance and stockholder interests.

On April 5, 2013, in anticipation of the spin-off, executive officers were granted PRSUs with short-term goals in lieu of a three-year performance share program. The PRSUs entitled grantees to receive shares of the Company’s common stock after meeting two conditions. The first is based on meeting a net annual bookings goal, and the second is a service-based requirement. Only if both conditions are met will the performance restricted stock units vest.

Before the PRSUs can vest, the company must achieve a threshold of $6 billion in net bookings, as defined in the company’s Annual Report on Form 10-K, pro-rated as of the end of the last completed fiscal quarter completed prior to the spin-off. This performance criteria was met and therefore (i) one-half of the performance restricted stock units will continue to vest according to the following schedule: 20% on each of the first three anniversaries of grant date, with the final 40% vesting on the fourth anniversary of grant date (April 5, 2017); and (ii) the other half of the performance restricted stock units will vest 100% on the third anniversary of grant date, April 5, 2016.

COMPENSATION DISCUSSION & ANALYSIS

In October 2013, the Compensation Committee reviewed the Company’s performance results for the first half of fiscal year 2014 and certified achievement of approximately $3.2 billion in net bookings and approved the continued vesting of the PRSUs. The RSUs will continue to vest and be distributed to executive officers according to the original schedule, contingent on the executive officer’s continued employment, except in cases of special retirement, where the award will continue to vest.

The following table sets forth the target number of shares and corresponding target value for the fiscal 2014 performance restricted stock unit awards granted to our named executive officers, with the target number of shares based on the closing sales price of our common stock on the NYSE on the trading day before the grant date. Shares have been adjusted for our reverse stock split explained further below.

	Target Shares - 4-Year Vesting	Target Shares - 3-Year Vesting	Total Target Value
John P. Jumper	45,217	45,217	$3,375,000
Mark W. Sopp	14,068	14,068	$1,050,000
K. Stuart Shea	20,096	20,096	$1,500,000
Joseph W. Craver, III	12,058	12,058	$900,000
Lewis F. Von Thaer	11,010	11,010	$900,000
Vincent A. Maffeo	9,043	9,043	$675,000

Fiscal 2013 – Fiscal 2015 Performance Share Awards. The fiscal 2013-2015 performance share awards were granted in March 2012 and were designed to pay out based on performance for fiscal years 2013 through 2015, as discussed in last year’s proxy. These awards entitled grantees to receive shares of our common stock following the end of the three-year performance period based on the achievement of pre-established goals measuring growth in diluted earnings per share from continuing operations, and internal revenue growth, weighted equally.

We used diluted earnings per share growth as a performance metric for the performance share awards because it is a key measure of profitability followed by stockholders and market analysts and it also reflects share dilution management and non-recurring items. It encourages control of tax expense and includes the dilutive or accretive effect of acquisitions. We used internal revenue growth because it encourages growth of the business without regard to diluted shares outstanding and non-recurring items. The Committee determined that an equal weighting would provide the appropriate balance between these measures.

In March 2013, the Board certified performance at 94.91% for one-third of the target grant amount relating to fiscal year 2013. At that same meeting, the Committee approved the performance goals for the fiscal 2014 portion of the three-year performance period. In anticipation of the spin-off, performance was intended to be measured based on cumulative quarterly results through the most recently completed quarter ending on or before the completion date of the spin-off. Based on the transaction date (September 27, 2013), the relevant cumulative quarterly goals through the second quarter are provided below (internal revenue growth goals amounts are expressed in $ billions):

	Cumulative Internal Revenue (50% Weighting)		Cumulative Diluted Earnings Per Share (50% Weighting)
Level of Performance	First Quarter	Second Quarter	First Quarter	Second Quarter
Threshold (50% payout)	$2.51	$4.92	$0.18	$0.37
Target (100% payout)	$2.62	$5.13	$0.19	$0.39
Maximum (150% payout)	$2.72	$5.34	$0.20	$0.41

Following the spin-off, in October 2013, the Committee determined that 81% of the target number of shares allocated to the first half of fiscal 2014 (one-sixth of the target grant amount) had been earned based on cumulative second quarter diluted earnings per share growth at 50% of the target level, and cumulative second quarter internal revenue growth at 112% of the target level, with each measure weighted equally. Shares will not be issued until the service-vesting requirements are met on January 30, 2015, subject to continued employment.

Performance Metric	Threshold	Target	Results	Achievement Level	Weighted Payout as % of Target Shares
Cumulative Internal Revenue (50% Weighting)	$4.92	$5.13	$5.18	112%	56%
Cumulative Diluted Earnings Per Share (50% Weighting)	$0.37	$0.39	$0.37	50%	25%

Total % of Target Shares Earned:					81%

COMPENSATION DISCUSSION & ANALYSIS

Pursuant to the Employee Matters Agreement approved by the Board regarding the treatment of outstanding equity awards impacted by the spin-off, the remaining 1/2 of the original target grant amount, covering the portion of the performance period from August 3, 2013 through January 30, 2015, was converted into time-vested RSUs. These converted time-based awards, and all previously earned awards, will continue to vest and be distributed on January 30, 2015, the conclusion of the original performance period, contingent on grantees being actively employed on that date.

Fiscal 2012 – Fiscal 2014 Performance Share Awards. The fiscal 2012-2014 performance share awards were granted on April 1, 2011 and entitled grantees to receive shares our common stock following the end of a three-year performance period. As with our fiscal 2013-2015 performance share awards described directly above, these awards were designed to vest based on the achievement of pre-established goals measuring growth in diluted earnings per share from continuing operations, and internal revenue growth, weighted equally.

In October 2013, following the spin-off, the Committee determined that results were below the required threshold level and determined that no payout had been earned with respect to the fiscal 2012-2014 performance period through the end of the fiscal quarter completed on August 2, 2013. Pursuant to the Employee Matters Agreement, the unearned portion of these awards (one-sixth of the original target grant amount) was converted into time-vested restricted stock units as of the spin-off date, September 27, 2013. These converted restricted stock units vested in full on January 31, 2014, the conclusion of the original performance period.

Transition Awards

As a result of the successful spin-off, the Committee granted transition awards in the form of time-vested RSUs and stock options to key personnel, including our executive officers, to reward their extraordinary efforts in preparation for the spin-off and to help retain the key personnel necessary to ensure a smooth transition following the spin-off. The following grants were made on October 4, 2013 except for Mr. Von Thaer’s grants which were made on October 18, 2013:

Transition Award Grant Recipients	Restricted Stock Units ($)	Restricted Stock Units (#)	Options ($)	Options (#)	Total Grant
John P. Jumper	$750,000	16,315	$250,000	26,222	$1,000,000
K. Stuart Shea	$750,000	16,315	$250,000	26,222	$1,000,000
Mark W. Sopp	$562,500	12,237	$187,500	19,667	$750,000
Lewis F. Von Thaer	$375,000	8,185	$125,000	13,677	$500,000
Vincent A. Maffeo	$262,500	5,711	$87,500	9,178	$350,000
Joseph W. Craver, III	$562,500	12,237	$187,500	19,667	$750,000

The RSUs vest 100% on the third anniversary of grant date. The stock options have an exercise price equal to the closing price of our common stock on trading date before the grant date. The options also vest on the third anniversary of grant date, and expire on the seventh anniversary of grant date. See the “Grants of Plan-Based Awards” table for more information. These awards are subject to forfeiture if the recipient’s employment with the company terminates prior to the October 2016 vesting date. Accordingly, the transition awards granted to Mr. Shea and Mr. Craver were subsequently forfeited.

Other Benefits Provided in Fiscal 2014

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2014 was approximately $13,700. The Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers

COMPENSATION DISCUSSION & ANALYSIS

and other eligible participants to elect to defer a portion of their eligible salary. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” beginning on page 39.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In fiscal 2014, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company and sector performance measures, which mitigates excessive risk-taking within any particular business unit;

•	leadership behaviors, such as ethics and integrity, are specifically addressed in our short-term incentive programs;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2014 were fixed by the Committee in December 2012 and the grant dates for fiscal 2015 were fixed by the Committee in December 2013. The Committee approves all equity awards made to our directors and executive officers.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and create an appearance of impropriety. For example,

COMPENSATION DISCUSSION & ANALYSIS

with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control” beginning on page 40.

Separation Payments to Mr. Shea

On March 24, 2014, we entered into a Memorandum of Understanding with Mr. Shea regarding his departure from the company. Pursuant to this agreement, in April 2014, we paid Mr. Shea an aggregate amount of $3,386,892, less applicable tax withholdings. In addition, following the completion of our current fiscal year, Mr. Shea will be eligible to receive a pro-rated portion of the annual cash incentive bonus that he otherwise would have been eligible to receive for the current fiscal year based on our organizational performance. Mr. Shea agreed to certain covenants not to compete with us and not to solicit our employees, in each case for a period of one year. He also reaffirmed his existing confidentiality obligations and further agreed to customary provisions relating to non-disparagement, cooperation and the release of certain claims.

Potential Change in Control and Severance Benefits

We have entered into severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or the executive officer that the agreement applies to decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with their termination of employment under certain conditions following a change in control and to consider whether to continue providing such benefits.

COMPENSATION DISCUSSION & ANALYSIS

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. The majority of our target cash incentive awards and all of our performance restricted stock units and performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Miriam E. John (Chair)

Harry M.J. Kraemer, Jr.

David G. Fubini

EXECUTIVE COMPENSATION

Special Dividend and Spin-Off Transaction

In June 2013, the number of shares and the exercise prices of all outstanding options were adjusted to preserve the economic value in connection with the payment of a special dividend by us. Further, as described above, on September 27, 2013, we completed the separation or “spin-off” of our technical, engineering and enterprise information technology services business into an independent publicly-traded company named Science Applications International Corporation (“New SAIC”). In connection with the spin-off, we completed a one-for-four reverse stock split of our common stock and all equity awards held by our employees were adjusted to preserve the same value immediately prior to the spin-off. Further, account balances in our Key Executive Stock Deferral and Management Stock Compensation Plans for our employees are reflected as stock units of our common stock and were also adjusted to preserve the same value immediately after the spin-off that each share unit had immediately before the spin-off. All information in the following tables is shown on a post-adjustment basis as a result of the special dividend and the spin-off.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2014 and, if applicable, fiscal 2013 and 2012, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Bonus ($) (3)	Stock awards ($) (4)	Option awards ($) (4)	Non-equity incentive plan compensation ($) (5)	All other Compensation ($) (6)	Total ($)
John P. Jumper (7) Chief Executive Officer	2014	1,200,000	—	4,124,961	1,375,063	774,000	3,416	7,477,451
	2013	1,119,808	—	1,875,003	1,125,000	1,248,000	—	5,367,811

Mark W. Sopp Executive Vice President and Chief Financial Officer	2014	658,338	—	1,612,551	537,523	298,000	125,574	3,231,987
	2013	654,263	—	583,345	350,001	547,000	15,181	2,149,790
	2012	604,321	—	700,000	748,081	340,000	16,030	2,408,432

K. Stuart Shea (8) Former Chief Operating Officer	2014	764,626	—	2,249,951	750,029	437,000	24,336	4,255,942
	2013	739,457	—	833,358	500,001	638,000	16,833	2,727,649
	2012	537,721	—	600,000	641,216	405,000	14,769	2,198,706

Lewis F. Von Thaer, Sector President (9)	2014	327,746	750,000	1,525,025	675,011	500,000	9,692	3,287,475

Vincent A. Maffeo General Counsel	2014	575,000	—	937,497	312,512	383,000	58,436	2,266,445
	2013	594,808	—	416,679	250,001	510,000	15,069	1,786,557
	2012	558,461	—	500,000	534,347	330,000	108,912	2,031,720

Joseph W. Craver, III (10) Former Sector President	2014	551,565	—	1,462,534	487,521	—	10,165	2,511,787
	2013	564,893	—	500,012	300,002	453,000	375	1,818,282
	2012	507,327	—	600,000	641,216	360,000	125	2,108,668

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

(2)	This column also includes amounts paid in lieu of accrued and unused comprehensive leave time as follows for fiscal 2014: Mr. Sopp, $21,800; Mr. Shea, $43,953; and Mr. Craver, $15,026.

(3)	As an inducement to join our company, Mr. Von Thaer was awarded a $250,000 cash sign-on bonus and a guaranteed annual cash incentive for fiscal 2014 of $500,000.

(4)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock awards that were subject to a performance condition for fiscal 2014 and restricted stock awards and performance share awards that were subject to performance conditions for fiscal 2013. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Amounts in the “Stock awards” column include restricted stock units granted as transition awards as follows: Mr. Jumper, $750,000; Mr. Sopp, $562,500; Mr. Shea, $750,000; Mr. Von Thaer, $375,000; Mr. Craver, $562,500 and Mr. Maffeo, $262,500. For Mr. Von Thaer, amounts in the “Stock awards” column also include a grant of $250,000 in restricted stock units as part of his sign-on bonus.

The awards shown in the “Options” column are not subject to performance conditions. Amounts in the “Options awards” column include options granted as transition awards as follows: Mr. Jumper, $250,000; Mr. Sopp, $187,500; Mr. Shea, $250,000; Mr. Von Thaer, $125,000; Mr. Craver, $187,500 and Mr. Maffeo, $87,500. For Mr. Von Thaer, amounts in the “Option awards” column also include a grant of $250,000 in stock options as part of his sign-on bonus. Details regarding the transition awards can be found on page 30 of the CD&A.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 27, 2014.

EXECUTIVE COMPENSATION

(5)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for performance in fiscal 2014. Payouts were based on the achievement of pre-established goals during a performance period from February 1, 2013 to January 31, 2014. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(6)

Amounts shown in this column primarily represent matching contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Sopp, $13,714, Mr. Shea, $14,170, Mr. Von Thaer, $9,692 and Mr. Maffeo, $13,973. In addition, amounts for Mr. Sopp also include a relocation incentive of $100,000 in fiscal 2014, amounts for Mr. Maffeo also include payments or reimbursements for relocation costs of $30,972 and $57,342 in fiscal 2014 and 2012, respectively, and payments or reimbursements for taxes on imputed income associated with relocation benefits of $5,019 and $33,783 in fiscal 2014 and 2012, respectively. In addition, for fiscal 2014, the amounts shown in this column also include the payment of cash dividends with respect to shares earned under performance share awards for the fiscal 2012-2014 performance period as follows: Mr. Sopp, $11,869; Mr. Shea, $10,165; Mr. Maffeo, $8,471; and Mr. Craver, $10,165.

(7)	Mr. Jumper became Chief Executive Officer in March 2012 and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2013.

(8)	Mr. Shea became our Chief Operating Officer in March 2012, having served as Sector President during fiscal 2012. Mr. Shea terminated employment with the company on April 6, 2014.

(9)	Mr. Von Thaer joined the company in June 2013 and therefore, the amount in the “Salary” column reflects a partial year of service in fiscal 2014.

(10)	Mr. Craver terminated employment with the company on January 31, 2014.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2014 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards; number of securities underlying options (3) (#)	All other stock awards, number of shares of stock or units (4) (#)	Exercise or base price of option awards (5) ($/share)	Grant date fair value of stock and option awards (6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jumper	Cash	3/27/13	3/27/13	756,000	1,400,000	2,205,000	—	—	—	—	—	—	—
	Options	4/5/13	3/27/13	—	—	—	—	—	—	240,439	—	$34.84	1,125,062
	Options	10/4/13	9/26/13	—	—	—	—	—	—	26,222	—	$45.97	250,001
	PRSU	4/5/13	3/27/13	—	—	—	—	90,434	—	—	—	—	3,374,961
	RSU	10/4/13	9/26/13	—	—	—	—	—	—	—	16,315	—	750,001
Mr. Sopp	Cash	3/27/13	3/27/13	324,000	600,000	945,000	—	—	—	—	—	—	—
	Options	4/5/13	3/27/13	—	—	—	—	—	—	74,803	—	$34.84	350,018
	Options	10/4/13	9/26/13	—	—	—	—	—	—	19,667	—	$45.97	187,505
	PRSU	4/5/13	3/27/13	—	—	—	—	28,136	—	—	—	—	1,050,017
	RSU	10/4/13	9/26/13	—	—	—	—	—	—	—	12,237	—	562,535
Mr. Shea	Cash	3/27/13	3/27/13	391,500	725,000	1,141,875	—	—	—	—	—	—	—
	Options	4/5/13	3/27/13	—	—	—	—	—	—	106,862	—	$34.84	500,029
	Options	10/4/13	9/26/13	—	—	—	—	—	—	26,222	—	$45.97	250,001
	PRSU	4/5/13	3/27/13	—	—	—	—	40,192	—	—	—	—	1,499,950
	RSU	10/4/13	9/26/13	—	—	—	—	—	—	—	16,315	—	750,001
Mr. Von Thaer	Cash	4/22/13	4/22/13	N/A	500,000	787,500	—	—	—	—	—	—	—
	Options	6/7/13	4/22/13	—	—	—	—	—	—	97,688	—	$38.15	550,003
	Options	10/18/13	10/17/13	—	—	—	—	—	—	13,677	—	$45.82	125,008
	PRSU	6/7/13	4/22/13	—	—	—	—	28,136	—	—	—	—	1,149,989
	RSU	10/18/13	10/17/13	—	—	—	—	—	—	—	8,185	—	375,037
Mr. Maffeo	Cash	3/27/13	3/27/13	270,000	500,000	787,500	—	—	—	—	—	—	—
	Options	4/5/13	3/27/13	—	—	—	—	—	—	48,087	—	$34.84	225,009
	Options	10/4/13	9/26/13	—	—	—	—	—	—	9,178	—	$45.97	87,503
	PRSU	4/5/13	3/27/13	—	—	—	—	18,086	—	—	—	—	674,962
	RSU	10/4/13	9/26/13	—	—	—	—	—	—	—	5,711	—	262,535
Mr. Craver	Cash	3/27/13	3/27/13	280,800	520,000	819,000	—	—	—	—	—	—	—
	Options	4/5/13	3/27/13	—	—	—	—	—	—	64,117	—	$34.84	300,016
	Options	10/4/13	9/26/13	—	—	—	—	—	—	19,667	—	$45.97	187,505
	PRSU	4/5/13	3/27/13	—	—	—	—	24,116	—	—	—	—	899,999
	RSU	10/4/13	9/26/13	—	—	—	—	—	—	—	12,237	—	562,535

(1)

As described in our CD&A beginning on page 26, cash incentive awards paid to our named executive officers for performance during fiscal 2014 were based on achievement of pre-established goals. Amounts in these columns represent the threshold, target and maximum payout amounts for the aggregate cash incentive awards paid and the target and maximum payout amounts for full fiscal year. The target amounts for the cash incentive awards were 117% of base salary for the Chief Executive Officer and averaged between 87% and 153% of base salary for the other named executive officers. The threshold payout amounts represented approximately 54% of the target amounts and the maximum payout amounts represented approximately 158% of the target amount. The actual payouts for the combined performance periods in fiscal 2014 are provided the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in these columns represent restricted stock units which are subject to a performance goal related to fiscal 2014 bookings (PRSU). Because the performance goal was met, all shares subject to the PRSU are issuable subject to service vesting requirements as follows: one-half of these shares would vest on the third anniversary of the date of grant and the remaining half would vest 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively, except for the PRSUs held by Mr. Von Thaer. Of the PRSUs held by Mr. Von Thaer, 11,010 will vest on the third anniversary of the date of grant and 17,126 will vest 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries on the date of grant.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2014. Options granted in October 2013 were transition awards to the named executive officers in recognition of their contribution to the successful spin-off transaction. Such transition options vest 100% on the third anniversary of the date of grant. All other options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. For details regarding the transition awards, please see the CD&A on page 30.

EXECUTIVE COMPENSATION

(4)

Amounts in this column represent restricted stock units granted as transition awards to the named executive officers in recognition of their contribution to the successful Separation. Such transition restricted stock units vest 100% on the third anniversary of the date of grant. For details regarding the transition awards, please see the CD&A on page 30.

(5)	Our 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock unit, performance restricted stock unit and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2014, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option awards (1)				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested(2)		Market value of shares of stock or units that have not vested ($) (3)
Mr. Jumper	4/3/09	4,490	—	47.46	4/2/14	—		—
	4/2/10	5,429	—	44.78	4/1/15	—		—
	4/1/11	5,371	—	43.50	3/31/18	—		—
	3/30/12	48,087	192,352	33.96	3/29/19	28,513		1,292,783
	3/30/12	—	—	—	—	32,175	*	1,458,796
	4/5/13	—	240,439	34.84	4/4/20	50,008		2,267,376
	4/5/13	—	—	—	—	50,008		2,267,376
	9/27/13	—	—	—	—	35,642		1,616,017
	10/4/13	—	26,222	45.97	10/3/20	16,542		750,016
Mr. Sopp	4/3/09	43,254	—	47.46	4/2/14	—		—
	4/2/10	29,201	19,469	44.78	4/1/15	—		—
	4/1/11	27,433	41,152	43.50	3/31/18	—		—
	3/30/12	14,960	59,843	33.96	3/29/19	8,871		402,224
	3/30/12	—	—	—	—	10,009	*	453,825
	4/5/13	—	74,803	34.84	4/4/20	15,559		705,425
	4/5/13	—	—	—	—	15,559		705,425
	9/27/13	—	—	—	—	11,088		502,738
	10/4/13	—	19,667	45.97	10/3/20	12,407		562,547
Mr. Shea(4)	4/3/09	36,019	—	47.46	4/2/14	—		—
	4/2/10	—	16,224	44.78	4/1/15	—		—
	4/1/11	—	35,273	43.50	3/31/18	—		—
	3/30/12	—	85,490	33.96	3/29/19	12,672		574,568
	3/30/12	—	—	—	—	14,299	*	648,328
	4/5/13	—	106,862	34.84	4/4/20	22,225		1,007,703
	4/5/13	—	—	—	—	22,225		1,007,703
	9/27/13	—	—	—	—	15,841		718,250
	10/4/13	—	26,222	45.97	10/3/20	16,542		750,016
Mr. Von Thaer	6/7/13	—	97,688	38.15	6/6/20	12,079		547,663
	6/7/13	—	—	—	—	18,779		851,424
	10/18/13	—	13,677	45.82	6/7/13	8,243		373,747
	—	—	—	—	10/18/13	—		—
Mr. Maffeo	6/18/10	29,087	19,392	46.50	6/17/15	—		—
	4/1/11	19,595	29,394	43.50	3/30/18	—		—
	3/30/12	10,686	42,744	33.96	3/29/19	6,336		287,290
	3/30/12	—	—	—	—	7,149	*	324,141
	4/5/13	—	48,087	34.84	4/4/20	10,001		453,457
	4/5/13	—	—	—	—	10,001		453,457
	9/27/13	—	—	—	—	7,921		359,125
	10/4/13	—	9,178	45.97	10/3/20	5,790		262,540
Mr. Craver(4)	4/3/09	36,019	—	47.46	4/2/14	—		—
	4/2/10	24,334	16,224	44.78	4/1/15	—		—
	4/1/11	23,514	35,273	43.50	3/30/18	—		—
	3/30/12	12,823	51,294	33.96	3/29/19	7,603		344,730
	3/30/12	—	—	—	—	8,580	*	389,006
	4/5/13	—	64,117	34.84	4/4/20	13,336		604,641
	4/5/13	—	—	—	—	13,336		604,641
	9/27/13	—	—	—	—	9,504		430,932
	10/4/13	—	19,667	45.97	10/3/20	12,407		562,547

(1)

Information in these columns relates to options to purchase shares of our common stock held by our named executive officers at the end of fiscal 2014. Options expiring before 2018 were granted five years prior to their respective expiration dates. Options expiring in 2019 and later were granted seven years prior to their respective expiration dates. All options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth anniversaries of the date of grant, respectively, except for the transition options granted in October 2013 which vest 100% on the third anniversary of the date of grant.

(2)

Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2014, including restricted stock units held in our Key Executive Stock Deferral Plan and includes restricted stock units issued as dividend equivalents. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except for (a) the PRSUs granted in April 2013 whose vesting and other conditions are described in Footnote 2 to the Grants of Plan-Based Awards table above and (b) the transition restricted stock units granted in October 2013 which vest on the third anniversary of the date of grant. Any restricted stock units previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified

EXECUTIVE COMPENSATION

Deferred Compensation” below. Amounts in the column designated by (*) are the number of shares and associated dividend equivalents that our Human Resources and Compensation Committee has determined to be earned for performance pursuant to the performance shares covering the performance period of fiscal 2013 to fiscal 2015, which shares will be issued at the end of the performance period, provided that the named executive officer remains employed by us through the end of the three-year period. Please see the CD&A for more information.

(3)	The market value is based upon $45.34 per share, the closing sales price of our common stock on the NYSE on January 31, 2014.
(4)

Mr. Craver’s employment with the company terminated on January 31, 2014 and Mr. Shea’s employment with the company terminated on April 6,2014. In accordance with the terms of the applicable award agreements, options that were exercisable as of the termination date remained exercisable for 90 days post-termination, unvested options were forfeited and unvested restricted stock and restricted stock units were forfeited.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2014 upon the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards held in our Key Executive Stock Deferral Plan.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise ($) (1)	Number of shares acquired on vesting (2)	Value realized on vesting ($) (1)

Mr. Jumper	—	—	4,438	240,549

Mr. Sopp	—	—	4,543	189,903

Mr. Shea	69,220	373,375	4,238	205,578

Mr. Von Thaer	—	—	—	—

Mr. Maffeo	—	—	2,800	135,664

Mr. Craver	—	—	3,360	162,812

(1)

Value realized upon vesting is based on the closing price of our common stock on the date of exercise or vesting. The actual value realized was determined using the closing price on the trading date immediately preceding the exercise or vesting date in accordance with the fair market value definition in the 2006 Equity Incentive Plan.

(2)

Information in this column includes the gross number of performance shares issued for the three-year performance period covering fiscal 2012 to fiscal 2014 as follows: Mr. Sopp, 2,538 shares, Mr. Shea, 2,176 shares; Mr. Maffeo, 1,813 shares; and Mr. Craver, 2,176 shares. The other restricted stock and restricted stock unit awards (including the associated dividend equivalents) vested as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2014 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service.

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met

EXECUTIVE COMPENSATION

the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2014 through our nonqualified deferred compensation plans:

Name	Plan	Executive contributions in fiscal 2014 ($) (1)	Aggregate earnings in fiscal 2014 ($) (2)	Aggregate withdrawals/ distributions in fiscal 2014	Aggregate balance at fiscal year-end ($) (3)
Mr. Jumper	Keystaff Deferral Plan	—	6,046	—	202,822
	Key Executive Stock Deferral Plan	—	71,593	—	213,458

Mr. Sopp	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	2,209,459	746,543	—	3,671,491

Mr. Shea	Keystaff Deferral Plan	—	3,015	—	101,104
	Key Executive Stock Deferral Plan	331,933	175,651	—	728,027

Mr. Von Thaer	Keystaff Deferral Plan	—
	Key Executive Stock Deferral Plan	—

Mr. Maffeo	Keystaff Deferral Plan	255,000	11,008	—	435,163
	Key Executive Stock Deferral Plan	344,491	8,796	—	353,287
	Excess Plan	63,028	(13,522)	—	155,819

(1)

Amounts in this column represent cash or stock awards deferral deferred during fiscal 2014. The value of a deferred stock award is based on the value as of the time of deferral. These amounts are also included as compensation in the “Summary Compensation Table”.

(2)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2014 on cash previously deferred based on Moody’s Seasoned Corporate Bond Rate minus 1% (3.08% for the period February 1, 2013 to December 31, 2013 and 3.91% for the period January 1, 2014 to January 31, 2014). With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases in the value of stock units corresponding to shares of our common stock during fiscal 2014. The market value of the shares is based upon $45.34, the closing sales price of our common stock on the NYSE on January 31, 2014. With respect to the Excess Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to our NEO accounts under any of our nonqualified deferred compensation plans in fiscal 2014.

(3)

Amounts in this column represent the value of the holder’s accounts at the end of fiscal 2014. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $45.34 per share, the closing sales price of our common stock on the NYSE on January 31, 2014. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. With respect to our Key Executive Stock Deferral Plan, our named executive officers held the following number of vested and unvested stock units at the end of fiscal 2014: (a) Mr. Jumper, 4,708; (b) Mr. Sopp, 80,977; (c) Mr. Shea, 16,057; (d) and (f) Mr. Maffeo,7,792.

Potential Payments upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such life insurance, disability, medical, dental, vision and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

EXECUTIVE COMPENSATION

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2014:

	Severance protection benefits				Accelerated equity awards		Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance, healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Applicable scale- back (7)	Total gross severance benefits and equity awards (8)
Mr. Jumper (9)	$6,500,000	$1,400,000	$121,936	$12,000	$9,652,363	$4,713,575	—	$22,399,875
Mr. Sopp	3,100,000	600,000	66,238	12,000	3,332,184	1,553,067	(939,397)	7,724,092
Mr. Shea (10)	3,625,000	725,000	84,312	12,000	4,706,569	2,168,915	—	11,321,796
Mr. Von Thaer	2,562,500	500,000	97,037	12,000	1,772,835	702,377	—	5,646,749
Mr. Maffeo	2,687,500	500,000	127,337	12,000	2,140,011	1,045,425	—	6,512,273
Mr. Craver (11)	2,650,000	520,000	65,011	12,000	2,936,495	1,330,942	(654,388)	6,860,060

(1)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2014 salary and (b) the amount of his or her annual target bonus for fiscal 2014. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(2)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2014, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2014 of (a) shares of restricted stock issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2014. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(8)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts.

EXECUTIVE COMPENSATION

(9)	Mr. Jumper is also entitled to continued salary, target bonus and benefits through March 1, 2014 in the event his employment is involuntarily terminated without cause absent a change in control.

(10)

Mr. Shea’s employment with the company terminated on April 6, 2014 and therefore he is no longer entitled to the payments and benefits reflected in table above. For a description of the actual separation payments to Mr. Shea, see our CD&A on page 32.

(11)	Mr. Craver’s employment with the company terminated on January 31, 2014 and therefore he is no longer entitled to the payments and benefits reflected in the table above.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock, restricted stock units and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares earned would be paid out on a pro rata basis promptly upon death or at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 30, 2015. During the fiscal year ended January 31, 2014, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, three of the four Committee members ( Harry M.J. Kraemer, Jr., Lawrence C. Nussdorf, and Robert S. Shapard) qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 31, 2014;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 for filing with the SEC.

Harry M.J. Kraemer, Jr. (Chair)

Anita K. Jones

Lawrence C. Nussdorf

Robert S. Shapard

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2014. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to Leidos and Leidos, Inc. for the fiscal years ended January 31, 2014 and 2013 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2014	2013
Audit Fees (1)	$5,028,000	$5,771,000
Audit-Related Fees (2)	1,626,000	3,100,000
Tax Fees (3)	1,298,000	765,000
All Other Fees (4)	31,000	—

Total Fees	$7,983,000	$9,636,000

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

(2)

Audit-related fees include services related to the audit of the special purpose financial statements of the company’s former technical services and enterprise information technology services business in connection with the spin-off of New SAIC .

(3)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and advice related to the spin-off of New SAIC assistance with tax examinations and assistance with transfer pricing documentation.

(4)	All other fees relate to the purchase of accounting-related research software.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related, Tax and All Other Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	11,117,783 shares	(1)	12.98%
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	5,202,139 shares	(2)	6.10%
Bank of America Corporation 100 N. Tryon Street, Charlotte, NC 28255	4,719,969 shares	(3)	5.51%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,680,826 shares	(4)	5.46%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan. According to a Schedule 13G/A filed with the SEC by Vanguard on February 11, 2014, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

(2)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on January 29, 2014 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 4,791,076 shares and sole dispositive power over 5,202,139 shares.

(3)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 19, 2014 in which Bank of America Corporation, a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 4,713,809 shares and sole dispositive power over 4,719,969 shares.

(4)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 11, 2014 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 65,318 shares, sole dispositive power over 4,619,478 shares and shared dispositive power over 61,348 shares.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 9, 2014, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.2% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)	Stock units (2)	Option shares and RSUs (3)	Total shares beneficially owned
Directors
David G. Fubini	—	—	9,979	9,979
John J. Hamre	1,229	35,689	27,326	64,244
Miriam E. John	—	35,974	27,326	63,300
Anita K. Jones	22,680	5,002	26,485	54,167
Harry M. J. Kraemer, Jr.	58,105	58,910	27,326	144,341
Lawrence C. Nussdorf	6,315	—	24,664	30,979
Robert S. Shapard	—	—	9,979	9,979
Noel Williams	—	—	9,979	9,979
Named Executive Officers
John P. Jumper	16,874	4,708	155,061	176,643
Mark W. Sopp	10,420	22,740	134,701	167,862
K. Stuart Shea	29,976	8,092	27,982	66,049
Lewis F. Von Thaer	—	—	23,292	23,292
Vincent A. Maffeo	6,925	906	89,469	97,300
Joseph W. Craver, III	28,776	—	60,671	89,447
All directors and executive officers as a group (14 persons)	129,324	163,929	579,490	872,742

OTHER INFORMATION

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the Leidos Retirement Plan as follows: Mr. Sopp, 216 shares; Mr. Shea, 3,406 shares; Mr. Craver, 692 shares; and all directors and officers as a group, 648 shares.

(2)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following April 9, 2014.

(4)

Mr. Craver’s employment with the company terminated on January 31, 2014 and Mr. Shea’s employment with the company terminated on April 6, 2014. Therefore, the shares beneficially owned by Mr. Craver and Mr. Shea are not included in the totals for all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 4 for each of Messrs Craver, Maffeo, Nussdorf, Sharp, Shea, Sopp and Von Thaer was filed two business days late.

Stockholder Proposals for the 2015 Annual Meeting

Any stockholder proposals intended to be presented at the 2015 annual meeting of stockholders must be received by us no later than December 28, 2014 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2015 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 6, 2015 and March 8, 2015. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

By Order of the Board of Directors

Raymond L. Veldman

Corporate Secretary

April 25, 2014

ATTN: STOCK PROGRAMS

11955 FREEDOM DRIVE

M/S: FS2-15-1

RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com or scan the barcode above

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 6, 2014 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow . Vote Confirmation is available 24 hours after your vote is received beginning May 22, 2014, with the final vote tabulation remaining available through August 6, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72983-P49304	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain

	1a.	David G. Fubini	☐	☐	☐

	1b.	John J. Hamre	☐	☐	☐

	1c.	Miriam E. John	☐	☐	☐

	1d.	John P. Jumper	☐	☐	☐

	1e.	Harry M.J. Kraemer, Jr.	☐	☐	☐

	1f.	Lawrence C. Nussdorf	☐	☐	☐

	1g.	Robert S. Shapard	☐	☐	☐

	1h.	Noel B. Williams	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Approve, by an advisory vote, executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.

3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date	Date

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M72984-P49304

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - June 6, 2014

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Raymond L. Veldman, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia, on Friday, June 6, 2014, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2014 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2014 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 5, 2014. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 3, 2014.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)